EXHIBIT 16.1

July 7, 2026

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

Dear Sirs/Madams:

RE: Minerva Gold Inc.

We have read Item 4.01 of Minerva Gold Inc. Form 8-K dated July 7, 2026, and we agree with the statements set forth in Item 4.01, insofar as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Yours truly,

Fruci & Associates II, PLLC